Exhibit 99.1

Lincoln Educational Services Reports Second Quarter 2022 Results

Actions Taken to Execute Five Year Growth Strategy

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., August 8, 2022 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the second quarter as well as recent business developments.

Second Quarter 2022 vs Second Quarter 2021 Financial Highlights and Recent Operating Developments

•	Revenue of $82.1 million, up 2.1%
•	Student starts increased by 4.0%
•	Adjusted EBITDA* of $2.4 million
•	Cash of $67.0 million and debt free; Generated cash from operations of $4.4 million
•	Announced new Atlanta, Georgia campus expected to open in third quarter of 2023
•	Repurchased 414,963 shares of Company common stock for approximately $2.5 million
•	Completed sale of Suffield, Connecticut property generating net proceeds of $2.4 million and gain on sale of $0.2 million

*See Use of “Non-GAAP Financial Information” below.

“During the second quarter, we continued to execute our five-year growth strategy while operating in an exceptionally low unemployment environment that continues to foster significant wage inflation,” commented Scott Shaw, President & CEO. “We announced the development of a second campus in the Atlanta metropolitan market that we forecast will add $20 million a year in revenue and $5 million of EBITDA within four years of its opening.  In addition, we entered into three new corporate partnerships with industry leaders in the electric vehicle market, automotive paints and coatings, and collision repair segments.  And, we continued to add new training programs at our existing campuses and further implemented a new hybrid education delivery model.”

“Although we achieved four percent student start growth during the quarter, our start growth was less than we anticipated.  Throughout this year, we have experienced strong double-digit growth in enrollments across our campuses.  However, conversion of these enrollments into new student starts has become more challenging in the current environment.  As a result, we ended the quarter with a lower student start rate than we anticipated and expect that these challenges will continue into the second half of the year. We believe macro-operating factors such as ongoing labor shortages, high inflation, and growing economic uncertainty are all playing a role. We also believe that our transitioning to a centralized financial aid support system has temporarily impacted and contributed to recent lower start conversion rates. Centralizing our financial aid support system replaces the decentralized campus system, which when fully implemented by the end of the year will streamline financial aid decisions and award processes.”

“We continue to improve our student retention and graduate placement rates and continue to see strong demand for our graduates.  We are confident that the combination of the efficiency improvements we are implementing this year, and execution of our five-year growth strategy will position Lincoln for long-term growth and higher profitability.  Our confidence in the Company’s future is expressed in part through the recently approved share repurchase plan which was utilized to repurchase some 400,000 shares during the second quarter.”

2022 SECOND QUARTER FINANCIAL RESULTS
(Quarter ended June 30, 2022 compared to quarter ended June 30, 2021)

•
Revenue increased $1.6 million, or 2.1%, to $82.1 million from $80.5 million in the prior year comparable period.  The increase was mainly driven by approximately 230 more students at the start of the quarter as compared to last year and an overall 1.2% increase in average student population over the prior year comparable period.

•
Educational services and facilities expense increased $2.4 million, or 7.2%, to $36.1 million from $33.7 million in the prior year comparable period.  Increased costs were primarily concentrated in instructional expense and facilities expense.

Instructional salaries increased mainly due to wage increases driven by the market and higher staffing levels, because of population growth and program expansion.  In addition, consumable costs increased significantly over prior year driven by inflation and supply chain shortages.

Facilities expense was higher in part due to approximately $0.8 million of additional rent expense related to the sale leaseback transaction completed in the fourth quarter of 2021.

•
Selling, general and administrative expense increased $2.5 million, or 5.8% to $45.8 million from $43.3 million in the prior year comparable period.  The increase was primarily driven by additional bad debt expense resulting from lower repayment rates, an increase in medical expenses due to higher claims and one-time expenses in connection with growth and efficiency initiatives.

•
Gain on sale of asset was $0.2 million for the quarter, as a result of the sale of a former campus property in Suffield, Connecticut.  Net proceeds received from the sale were approximately $2.4 million.

RECENT BUSINESS DEVELOPMENTS

Atlanta, Georgia – New Campus.  On June 30, 2022, the Company executed a lease for a 55,000 square foot facility.  This new facility is the Company’s second campus in the Atlanta metropolitan market and will have the capacity to accommodate approximately 700 students.  The campus will deploy the Company’s new hybrid education delivery model providing greater flexibility to students and staff.  It is expected to open in the third quarter of 2023, pending necessary regulatory approvals and timely build out.  The Company is expected to invest approximately $12.0 million in capital expenditures, net of a tenant allowance of $2.0 million, to completely renovate the interior of the facility, offering students a modern learning environment with advanced technology.  There was no involvement in the construction or design of the underlying asset on behalf of the landlord and the Company is not deemed to be in control of the asset prior to the lease commencement date.

Nashville, Tennessee – Property Sale Agreement.  During the second quarter, the Company agreed to an extension of the due diligence period under the previously announced sale agreement of our Nashville, Tennessee campus for up to an additional 12 months.  Current delays result from the purchaser obtaining approvals for proposed zoning changes.  During the extension of the due diligence period, the Company will receive monthly non-refundable deposits totaling $1.1 million until the closing date, which is expected to take place in the second quarter of 2023.  This property is classified as assets held for sale in the condensed consolidated balance sheet as of June 30, 2022.

Share Repurchase Plan. On May 24, 2022, the Company announced that its Board of Directors authorized a share repurchase program of up to $30.0 million of the Company’s outstanding common stock.  The repurchase program was authorized for twelve months. Purchases may be made, from time to time, in open-market transactions at prevailing market prices, in privately negotiated transactions or by other means as determined by the Company’s management and in accordance with applicable federal securities laws. The timing of purchases and the number of shares repurchased under the program will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions. During the second quarter, the Company repurchased 414,963 shares of the Company’s common stock for approximately $2.5 million.  The Company retains the right to limit, terminate or extend the share repurchase program at any time without prior notice.

SECOND QUARTER SEGMENT RESULTS
Transportation and Skilled Trades Segment
Revenue increased $1.0 million, or 1.8% to $58.0 million from $57.0 million in the prior year comparable period.  The increase was due a to 3.8% increase in average student population driven by a higher beginning of period population in the current quarter of approximately 350 students.

Adjusted EBITDA was $8.3 million compared to $12.8 million in the prior year. The current quarter includes $0.8 million of additional rent expense related to the sale leaseback transaction related to the Denver and Grand Prairie campuses.

Healthcare and Other Professions Segment
Revenue increased $0.7 million, or 2.9% to $24.1 million from $23.4 million in the prior year comparable period.  The increase was primarily the result of a 6.3% increase in average revenue per student.

Adjusted EBITDA was $1.8 million compared to $3.1 million in the prior year.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $8.3 million and $10.8 million for the three months ended June 30, 2022 and 2021, respectively.  The decrease in expense in 2022 was primarily driven by lower incentive compensation.

SIX MONTHS FINANCIAL RESULTS

(Period ended June 30, 2022 compared to June 30, 2021)

•	Total revenue increased $6.2 million, or 3.9%, to $164.7 million, compared to $158.5 million.
•	Transportation and Skilled Trades segment revenue increased $4.1 million, or 3.7%, to $116.7 million, compared to $112.6 million.
•	The Healthcare and Other Professions segment revenue increased $2.1 million, or 4.6%, to $47.9 million, compared to $45.8 million.

FULL YEAR 2022 OUTLOOK

Based on the Company’s six-month results and current expectations regarding a lower level of start growth than previously anticipated, Lincoln is updating its 2022 full year guidance (1) as follows:

•	Revenue in the range of $340 million to $350 million.
•	Student start decline / growth in the range of -3% to 3%.
•	Adjusted EBITDA* in the range of $25 million to $30 million.
•	Net income in the range of $10 million to $15 million.
•	Capital expenditures in the range of $8.0 million to $11.0 million.

*See Use of “Non-GAAP Financial Information” below

(1)
The outlook is based on, among other things, current enrollment trends and does not account for the impact from changes in COVID-19 restrictions or any new COVID-19 variants.  Accordingly, this guidance may be revised as the year continues to unfold due to changes in student demand and other factors.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss results.  To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q2 2022 Lincoln Educational Services Earnings Conference Call. Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adult’s degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our inability to close on the sale of our Nashville campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2022	2021	2022	2021

REVENUE	$82,142	$80,464	$164,697	$158,461
COSTS AND EXPENSES:
Educational services and facilities	36,106	33,694	72,302	66,037
Selling, general and administrative	45,835	43,318	92,520	82,951
(Gain) loss on disposition of assets	(195)	-	(195)	1
Total costs & expenses	81,746	77,012	164,627	148,989
OPERATING INCOME	396	3,452	70	9,472
OTHER:
Interest expense	(35)	(297)	(77)	(582)
INCOME (LOSS) BEFORE INCOME TAXES	361	3,155	(7)	8,890
PROVISION (BENEFIT) FOR INCOME TAXES	102	729	(539)	1,975
NET INCOME	$259	$2,426	$532	$6,915
PREFERRED STOCK DIVIDENDS	304	304	608	608
(LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(45)	$2,122	$(76)	$6,307
Basic and diluted
Net (loss) income per common share	$(0.00)	$0.06	$(0.00)	$0.19
Weighted average number of common shares outstanding:
Basic and diluted	25,963	25,105	25,842	24,997

Adjusted EBITDA (1)	$2,416	$6,089	$4,857	$11,502
Depreciation and amortization	$1,529	$1,793	$3,057	$3,693
Number of campuses	22	22	22	22
Average enrollment	12,637	12,482	12,761	12,410
Stock-based compensation	$491	$844	$1,730	$1,337
Net cash provided by (used in) operating activities	$4,375	$9,366	$(9,992)	$1,067
Net cash used in investing activities	$(147)	$(2,297)	$(1,192)	$(3,516)
Net cash used in financing activities	$(2,842)	$(804)	$(5,138)	$(2,570)

Selected Consolidated Balance Sheet Data:	June 30, 2022 (Unaudited)

Cash and cash equivalents	$66,985
Current assets	111,464
Working capital	53,274
Total assets	285,416
Current liabilities	58,190
Series A convertible preferred stock	11,982
Total stockholders' equity	126,501

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and Adjusted EBITDA are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.

EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2022	2021	2022	2021

Net income	$259	$2,426	$532	$6,915
Interest expense, net	35	297	77	582
Provision (benefit) for income taxes	102	729	(539)	1,975
Depreciation and amortization	1,529	1,793	3,057	3,693
EBITDA	1,925	5,245	3,127	13,165
Stock compensation expense	491	844	1,730	1,337
Bad Debt - CARES Impact	-	-	-	(3,000)
Adjusted EBITDA	$2,416	$6,089	$4,857	$11,502

	Three Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2022	2021	2022	2021	2022	2021

Net income (loss)	$7,095	$11,256	$1,609	$2,962	$(8,445)	$(11,792)
Interest expense, net	-	-	-	-	35	297
Provison for income taxes	-	-	-	-	102	729
Depreciation and amortization	1,233	1,588	154	102	142	103
EBITDA	8,328	12,844	1,763	3,064	(8,166)	(10,663)
Stock compensation expense	-	-	-	-	491	844
Adjusted EBITDA	$8,328	$12,844	$1,763	$3,064	$(7,675)	$(9,819)

	Six Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2022	2021	2022	2021	2022	2021

Net income (loss)	$14,340	$23,581	$2,915	$5,910	$(16,723)	$(22,576)
Interest expense, net	-	-	-	-	77	582
(Benefit) provision for income taxes	-	-	-	-	(539)	1,975
Depreciation and amortization	2,476	3,260	308	218	273	215
EBITDA	16,816	26,841	3,223	6,128	(16,912)	(19,804)
Stock compensation expense	-	-	-	-	1,730	1,337
Bad Debt - CARES Impact	-	(2,200)	-	(800)	-	-
Adjusted EBITDA	$16,816	$24,641	$3,223	$5,328	$(15,182)	$(18,467)

	Three Months Ended June 30,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$57,973	$56,965	1.8%
Healthcare and Other Professions	24,169	23,499	2.9%
Total	$82,142	$80,464	2.1%

Operating Income (loss):
Transportation and Skilled Trades	$7,094	$11,256	-37.0%
Healthcare and Other Professions	1,609	2,962	-45.7%
Corporate	(8,307)	(10,766)	22.8%
Total	$396	$3,452	-88.5%

Starts:
Transportation and Skilled Trades	2,583	2,509	2.9%
Healthcare and Other Professions	1,269	1,194	6.3%
Total	3,852	3,703	4.0%

Average Population:
Transportation and Skilled Trades	8,315	8,039	3.4%
Leave of Absence - COVID-19	-	(25)	100.0%
Transportation and Skilled Trades [1]	8,315	8,014	3.8%

Healthcare and Other Professions	4,322	4,508	-4.1%
Leave of Absence - COVID-19	-	(40)	100.0%
Healthcare and Other Professions [1]	4,322	4,468	-3.3%

Total	12,637	12,547	0.7%
Total [1]	12,637	12,482	1.2%

End of Period Population:
Transportation and Skilled Trades	8,765	8,467	3.5%
Leave of Absence - COVID-19	-	(7)	100.0%
Transportation and Skilled Trades [1]	8,765	8,460	3.6%

Healthcare and Other Professions	4,237	4,410	-3.9%
Leave of Absence - COVID-19	-	(10)	100.0%
Healthcare and Other Professions [1]	4,237	4,400	-3.7%

Total	13,002	12,877	1.0%
Total [1]	13,002	12,860	1.1%

[1]	Excluding Leave of Absence - COVID-19

	Six Months Ended June 30,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$116,758	$112,636	3.7%
Healthcare and Other Professions	47,939	45,825	4.6%
Total	$164,697	$158,461	3.9%

Operating Income (loss):
Transportation and Skilled Trades	$14,340	$23,581	-39.2%
Healthcare and Other Professions	2,916	5,911	-50.7%
Corporate	(17,186)	(20,020)	14.2%
Total	$70	$9,472	-99.3%

Starts:
Transportation and Skilled Trades	4,761	4,848	-1.8%
Healthcare and Other Professions	2,444	2,403	1.7%
Total	7,205	7,251	-0.6%

Average Population:
Transportation and Skilled Trades	8,417	8,036	4.7%
Leave of Absence - COVID-19	-	(20)	100.0%
Transportation and Skilled Trades [1]	8,417	8,016	5.0%

Healthcare and Other Professions	4,344	4,459	-2.6%
Leave of Absence - COVID-19	-	(65)	100.0%
Healthcare and Other Professions [1]	4,344	4,394	-1.1%

Total	12,761	12,495	2.1%
Total [1]	12,761	12,410	2.8%

End of Period Population:
Transportation and Skilled Trades	8,765	8,467	3.5%
Leave of Absence - COVID-19	-	(7)	100.0%
Transportation and Skilled Trades [1]	8,765	8,460	3.6%

Healthcare and Other Professions	4,237	4,410	-3.9%
Leave of Absence - COVID-19	-	(10)	100.0%
Healthcare and Other Professions [1]	4,237	4,400	-3.7%

Total	13,002	12,877	1.0%
Total [1]	13,002	12,860	1.1%

[1]	Excluding Leave of Absence - COVID-19

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322